SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the registrant /X/

Filed by a party other than the registrant / /

Check the appropriate box:

         / /      Preliminary proxy statement
         /X/      Definitive proxy statement
         / /      Definitive additional materials
         / /      Soliciting material pursuant to Rule 14a-11(c) or Rule
                  14(a)-12


                                 WHX CORPORATION
-------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

                                 WHX CORPORATION
-------------------------------------------------------------------------------
                   (Name of Person(s) filing Proxy Statement)


         Payment of filing fee (check the appropriate box):

         /X/      $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
                  14a-6(i)(2), or Item 22(a)(2) of Schedule 14A.

         / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------

         (2)      Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------


         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

-------------------------------------------------------------------------------

         (4)      Proposed maximum aggregate value of transaction:
-------------------------------------------------------------------------------

--------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

        / /       Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:


-------------------------------------------------------------------------------

         (2)      Form, schedule or registration statement no.:


-------------------------------------------------------------------------------

         (3)      Filing party:


-------------------------------------------------------------------------------

         (4)      Date filed:

-------------------------------------------------------------------------------

                                 WHX CORPORATION
                              110 East 59th Street
                            New York, New York 10022

                           ---------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                December 15, 1995

                           ---------------------------


TO THE STOCKHOLDERS OF
         WHX CORPORATION:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of WHX CORPORATION (the "Company") will be held at the Dupont Hotel, 11th & Market Streets, Wilmington, Delaware 19801, on December 15, 1995 at 11:00 A.M. for the following purposes:

                 1. To elect nine (9) members of the Board of Directors to serve until the next annual meeting of stockholders and until their successors have been duly elected and shall have qualified;

                 2. To ratify the appointment of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending December 31, 1995; and

                 3. To consider and act upon such other business as may properly come before the meeting.

        Only stockholders of record at the close of business on November 15, 1995 will be entitled to vote at the Annual Meeting.

        PLEASE SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IN ORDER THAT YOUR SHARES MAY BE VOTED FOR YOU. A RETURN ENVELOPE IS PROVIDED FOR YOUR CONVENIENCE.

                                     By Order of the Board of Directors,




                                           MARVIN L. OLSHAN
                                               Secretary

Dated:   New York, New York
         November 17, 1995

                                 WHX CORPORATION
                              110 East 59th Street
                            New York, New York 10022

                           ---------------------------


                         ANNUAL MEETING OF STOCKHOLDERS

                                December 15, 1995

                           ---------------------------



                                 PROXY STATEMENT


        This Proxy Statement is being mailed to the stockholders of WHX Corporation (the "Company") on or about November 17, 1995 in connection with the solicitation by the Board of Directors of the Company of proxies for use at the 1995 Annual Meeting of stockholders of the Company (the "Meeting") to be held at Dupont Hotel, 11th & Market Streets, Wilmington, Delaware 19801 on December 15, 1995 at 11:00 A.M. The Meeting has been called for the following purposes: (1) to elect nine (9) directors; (2) to ratify the appointment of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending December 31, 1995; and (3) to consider and act upon such other business as may properly come before the Meeting.

                            PROXIES AND VOTING RIGHTS

        The voting securities of the Company outstanding on November 14, 1995 consisted of 28,023,094 shares of common stock, par value $.01 (the "Common Stock"), entitling the holders thereof to one vote per share. Stockholders of record at the close of business on November 15, 1995 (the "Record Date") are entitled to notice of and to vote at the Meeting. Each of such shares is entitled to one vote. There was no other class of voting securities of the Company outstanding on that date. All shares of Common Stock have equal voting rights. A majority of the outstanding shares of Common Stock is required to be present in person or by proxy to constitute a quorum.

        All proxies delivered pursuant to this solicitation may be revoked by the person executing the same by notice in writing received at the office of the Company at any time prior to exercise. If not revoked, the shares of Common Stock represented thereby will be voted at the Meeting. All proxies will be voted in accordance with the instructions specified thereon. If no specification is indicated on the Proxy, the shares of Common Stock represented thereby will be voted (i) for the election as Directors of the persons who have been nominated by the Board of Directors, (ii) for the ratification of the appointment of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending December 31, 1995, and (iii) for any other matter that may properly be brought before the Meeting in accordance with the judgment of the person or persons voting the Proxy.

        With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals (except on the election of directors) and will be counted as present for purposes of the item on which the abstention is noted. Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors and the ratification of the auditors.

                               SECURITY OWNERSHIP

        The following table sets forth information concerning ownership of the Common Stock of the Company outstanding as at November 14, 1995, by (i) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) each director and nominee for election as a director,
(iii) each of the executive officers named in the summary compensation table and
(iv) by all directors and executive officers of the Company as a group.

      Name and Address                                                             Percentage
     of Beneficial Owner(1)                       Shares Beneficially Owned        of Class(2)
     ----------------------                       -------------------------        -----------
Fidelity Management and
Research Corporation(3)
82 Devonshire Street
Boston, Massachusetts 02109                              1,682,200                    6.0%


Wellington Management Company(4)
75 State Street
Boston, Massachusetts 02109                              1,601,200                    5.7%

Neil D. Arnold                                               8,000(5)                 *

Paul W. Bucha                                                8,000(5)                 *

Ronald LaBow(6)                                          2,449,773(7)(8)              8.6%

Robert A. Davidow(9)                                        58,371(10)                *

William Goldsmith                                           18,667(5)                 *

Lynn Williams                                                    0                    *

Marvin L. Olshan                                            19,667(10)                *

Raymond S. Troubh                                           15,334(11)                *

James L. Wareham                                            66,948(5)                 *

Frederick G. Chbosky                                        20,197(12)                *

James D. Hesse                                              14,169(5)                 *

DeWayne W. Tuthill                                          19,169(5)                 *

Howard Mileaf                                               13,333(5)                 *

All Directors and Executive Officers as a
     Group (15 persons)                                  2,711,928(13)                9.5%

-------------------------
*        less than one percent.

(1) Each director and executive officer has sole voting power and sole dispositive power with respect to all shares beneficially owned by him unless otherwise indicated.

(2) Based upon shares of Common Stock outstanding at November 14, 1995 of 28,023,094 shares.

(3) Based on Form 13F-E for the quarter ended June 30, 1995, filed with the Securities and Exchange Commission (the "Commission").

(4) Based on Form 13F for the quarter ended September 30, 1995, filed with the Commission.

(5) Consists of shares of Common Stock issuable upon exercise of options within 60 days hereof.

(6) Ronald LaBow, Chairman of the Board of the Company, is the sole stockholder of WPN Corp. ("WPN"), which is the sole general partner of RM Capital Partners ("RM") and of DR Capital Partners ("DR"). Consequently, Mr. LaBow may be deemed to be the beneficial owner of all shares of Common Stock owned by RM and DR, each of which owns 1,000,000 shares of Common Stock.

(7) Based on a joint Schedule 13D dated January 11, 1991, as amended, filed with the Commission, and additional information furnished to the Company.

(8) Includes 388,333 shares of Common Stock issuable upon exercise of options, within 60 days hereof, owned by WPN, of which Mr. LaBow is the president and sole shareholder.

(9) Robert A. Davidow, a director of the Company, is a partner in a limited partner of each of RM and DR.

(10) Includes 18,667 shares of Common Stock issuable upon exercise of options within 60 days hereof.

(11) Consists of 13,334 shares of Common Stock issuable upon exercise of options within 60 days hereof.

(12) Consists of 14,169 shares of Common Stock issuable upon exercise of options within 60 days hereof.

(13) Consists of 601,456 shares of Common Stock issuable upon exercise of options within 60 days hereof.


                                 PROPOSAL NO. 1

Election of Directors

        Unless authority is specifically withheld, proxies will be voted for the election of the nominees named below to serve as directors of the Company until the next annual meeting of stockholders of the Company and until their successors shall be duly elected and qualified. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting.

        The terms of the current directors expire at the Meeting and when their successors are duly elected and qualified. All nominees are currently directors of the Company except for Lynn Williams. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any nominee not be a candidate at the time of the Meeting (a situation which is not now anticipated), proxies may be voted in favor of the remaining nominees and may also be voted for a substitute nominee selected by the Board of Directors.

        The names of the nominees and certain information concerning them are set forth below:

                                         Principal Occupation                                             First Year
                                        for the Past Five Years                                             Became
Name                                and Current Public Directorships                       Age           a Director(1)
----                                --------------------------------                       ---           -------------

Neil D. Arnold                   Director.  Senior Vice President and Chief                 46                1992
                                 Financial Officer of Varity Corporation, a
                                 manufacturer of automotive components and diesel
                                 engines,  since August 1990;  prior thereto for
                                 in excess of six  years,  a Vice  President  or
                                 Senior Vice President of such corporation.

Paul W. Bucha                    Director.  President, Paul W. Bucha and Company,           52                1993
                                 Inc.,  an  international  marketing  consulting
                                 firm,   since  1979;   President  and  Managing
                                 Partner,  Port  Liberte  Partners  1984-January
                                 1993.  Port Liberte  Partners  filed a petition
                                 for   bankruptcy   under   Chapter  11  of  the
                                 Bankruptcy  Code  in  January  1991.  A plan of
                                 reorganization   has  been   confirmed  by  the
                                 bankruptcy  court  and  Port  Liberte  Partners
                                 emerged  from   bankruptcy  in  December  1992;
                                 Recipient, Congressional Medal of Honor.

Robert A. Davidow                Director.  Private investor since January 1990.            53                1991
                                 Mr. Davidow is also a  Director of Arden Group,
                                 Inc.

William Goldsmith                Director.  Management and Marketing Consultant             77                1987
                                 since 1984; Chairman of the Board of TMP, Inc.
                                 from January 1991 to 1993; Chairman and Chief
                                 Executive Officer of Overspin Golf, since January
                                 1994; Chairman of the Board and Chief Executive
                                 Officer of Fiber Fuel International, Inc., from 1994
                                 to present.  Life Trustee to Carnegie Mellon
                                 University since 1980.

Ronald LaBow                     Chairman of the Board.  President, Stonehill               60                1991
                                 Investment Corp. ("Stonehill"), since February
                                 1990.  Formerly with Neuberger & Berman, a New
                                 York based investment advisory and management
                                 firm, from 1978 to 1990.  Mr. LaBow is also a
                                 director of Regency Equities Corp. and Teledyne,
                                 Inc.

Marvin L. Olshan                 Director and, since 1991, Secretary of the                67                1991
                                 Company.  Partner, Olshan Grundman Frome &
                                 Rosenzweig LLP, 1956 to present.


                                         Principal Occupation                                             First Year
                                        for the Past Five Years                                             Became
Name                                and Current Public Directorships                       Age           a Director(1)
----                                --------------------------------                       ---           -------------

Raymond S. Troubh                Director.  Financial consultant for in excess of the      69                1992
                                 past five years; Mr. Troubh is also a director of
                                 ADT  Limited,  American  West  Airlines,  Inc.,
                                 Applied  Power  Inc.,  ARIAD   Pharmaceuticals,
                                 Inc.,  Becton,  Dickinson  and Company,  Benson
                                 Eyecare Corporation, Diamond Offshore Drilling,
                                 Inc.  Foundation  Health  Corporation,  General
                                 American    Investors     Company,     Manville
                                 Corporation,  Olsten Corporation, Petrie Stores
                                 Corporation,       Riverwood      International
                                 Corporation,   Time  Warner  Inc.   and  Triarc
                                 Companies, Inc.

James L. Wareham                 Director and, since 1992, President of the                55                1989
                                 Company.  Chairman of the Board and Chief
                                 Executive Officer of Wheeling-Pittsburgh Steel
                                 Corporation ("WPSC") since September 1992, and
                                 Director, President and Chief Operating Officer of
                                 WPSC since May 1989; Mr. Wareham is also a
                                 director of ViroGroup, Inc. and Wesbanco
                                 Corporation.

Lynn Williams                    Director.  Retired since March 1994.  President of        71                Nominee
                                 United Steelworkers of America from November
                                 1983 to March 1994.

-------------------------------------
(1) Prior to a corporate reorganization of the Company and its subsidiaries in July 1994 (the "Corporate Reorganization"), all WHX directors were directors of Wheeling-Pittsburgh Corporation ("WPC"), a wholly-owned subsidiary of the Company since the Corporate Reorganization, since the year indicated.

Recommendation of the Board of Directors

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

Meetings and Committees

        The Board of Directors met or took action by unanimous written consent on 14 occasions during the fiscal year ended December 31, 1994. There are five Committees of the Board of Directors: the Audit Committee, the Executive Committee, the Nominating Committee, the Compensation Committee and the Stock Option Committee (for the 1991 Plan). The members of the Executive Committee are Ronald LaBow, Robert A. Davidow, Marvin L. Olshan, Raymond S. Troubh and Neil D. Arnold. The Executive Committee met or took action by unanimous written consent on 9 occasions during the fiscal year ended December 31, 1994. The Executive Committee possesses and exercises all the power and authority of the Board of Directors in the management and direction of the business and affairs of the Company except as limited by law and except for the power to change the membership or to fill vacancies on the Board of Directors or the Executive Committee. The members of the Audit Committee are Robert A. Davidow, Raymond S. Troubh, Neil D. Arnold and Paul W. Bucha. The Audit Committee met on 5 occasions during the fiscal year ended December 31, 1994. The

Audit Committee annually recommends to the Board of Directors independent public accountants to serve as auditors of the Company's books, records and accounts, reviews the scope of the audits performed by such auditors and the audit reports prepared by them, reviews and monitors the Company's internal accounting procedures and monitors compliance with the Company's Code of Ethics Policy and Conflict of Interests Policy. The members of the Compensation Committee are Robert A. Davidow, William Goldsmith and Marvin L. Olshan. The Compensation Committee met on 4 occasions during the fiscal year ended December 31, 1994. The Compensation Committee reviews compensation arrangements and personnel matters. The members of the Nominating Committee are Ronald LaBow, Marvin L. Olshan and Robert A. Davidow. The Nominating Committee met on 1 occasion during the fiscal year ended December 31, 1994. The Nominating Committee recommends nominees to the Board of Directors of the Company. The members of the Stock Option Committee are Ronald LaBow, Robert A. Davidow and Marvin L. Olshan. The Stock Option Committee administers the granting of stock options under the 1991 Plan.

        Directors of the Company who are not officers of the Company or WPSC are entitled to receive compensation for serving as directors in the amount of $40,000 per annum and $1,000 per Board Meeting, $800 per Committee Meeting attended in person and $500 per telephonic meeting other than the Executive and Stock Option Committees, and $1,000 per day of consultation and other services provided other than at meetings of the Board or Committees thereof, at the request of the Chairman of the Board. Committee Chairmen also receive an additional annual fee of $1,800. Directors also receive options to purchase 8,000 shares of Common Stock per annum on the date of each annual meeting of Stockholders up to a maximum of 40,000 shares of Common Stock pursuant to the Company's 1993 Directors and Non-employee Officers Stock Option Plan.

        Pursuant to a management agreement effective as of January 3, 1991, as amended (the "Management Agreement"), approved by a majority of the disinterested directors of the Company, WPN, of which Ronald LaBow, the Chairman of the Board of the Company is the sole stockholder and an officer and director, provides financial, management advisory and consulting services to the Company, subject to the supervision and control of the disinterested directors. In 1994, WPN received a monthly fee of $250,000 through April 1, 1994, at which time the Management Agreement was amended to provide for a monthly fee of $458,333.33, with total payments in 1994 of $4,875,000. The Company believes that the cost of obtaining the type and quality of services rendered by WPN under the Management Agreement is no less favorable than that at which the Company could obtain such services from unaffiliated entities. The terms of such Management Agreement are reviewed annually. See "Management - Management Agreement with WPN."

                                   MANAGEMENT

Executive Officers of the Company

        The following table contains the names, positions and ages of the executive officers of the Company who are not nominees for director.



                                   Principal Occupation for the Past
Name                          Five Years and Current Public Directorships(1)                             Age
----                          ----------------------------------------------                             ---

James G. Bradley           Vice President.  Vice President of the Company since October                   50
                           1995; Executive Vice President-Operations of
                           WPSC    since     October     1995;     Vice
                           President-Operations  of International  Mill
                           Service  from  1992 to  October  1995;  Vice
                           President-Operations/Plant     Manager    of
                           USS/Kobe Steel Company from 1990 to 1992.



                                   Principal Occupation for the Past
Name                          Five Years and Current Public Directorships(1)                             Age
----                          ----------------------------------------------                             ---
Frederick G. Chbosky       Chief Financial Officer.  Chief Financial Officer of the Company               51
                           since June 1991.  Executive Vice President-Finance of WPSC since
                           December 1992.  Vice President-Finance and Chief Financial
                           Officer of WPSC since September 1985 and Director of WPSC
                           since January 1991.  Vice President--Purchasing Traffic and Raw
                           Materials with WPSC from 1983 to 1985.  Comptroller of WPSC from 1980 to 1983.  Various financial positions with WPSC, 1975 to 1980.  Director, Wheeling-Nisshin, Inc.

James D. Hesse             Vice President.  Vice President of the Company since January                   57
                           1994.  Executive Vice President-Commercial and Chief Operating
                           Officer of WPSC since February 1994.  Vice President-Commercial of WPSC since July 1991.  Vice President-Corporate Planning and
                           Marketing of WPSC, August 1986 to July 1991.  General Manager
                           of Sales-Products, June 1980 to August 1986.  Tin Mill Products
                           Manager, September 1976 to June 1980.  Various line and staff sales positions with WPSC, 1962 to 1976.

Howard Mileaf              Vice President-Special Counsel.  Vice President-Special Counsel to             58
                           the Company since April 1993.  Special Counsel to the Company,
                           February 1992 to April 1993.  Consultant, August 1991 to April
                           1993.  Vice President and General Counsel, Keene Corporation,
                           August 1981 to August 1991.  Trustee/Director of Neuberger &
                           Berman Equity Mutual Funds, 1984 to present.  Director, Kevlin
                           Corporation.

Garen Smith                Vice President.  Vice President of the Company since October                   52
                           1995.  President and Chief Executive Officer of Unimast
                           Incorporated since April 1991 (Unimast was acquired by the
                           Company in March 1995).  National Sales Manager-Dietrich
                           Industries from 1978 to 1990.

DeWayne Tuthill            Vice President.  Vice President of the Company since December                  59
                           1993.  Executive Vice President-Manufacturing since February
                           1994.  Vice President-Purchasing, Traffic and Raw Materials of
                           WPSC since February 1989.  Manager, Materials, Elliott Company,
                           1982 to 1989.  General Manager Purchasing and Traffic and various

----------------------
(1) Prior to the Corporate Organizations in July 1994, all Executive Officers at such time were Executive Officers of WPC.

Executive Compensation

        SUMMARY COMPENSATION TABLE. The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to (i) the chief executive officer ("CEO") of the Company (Mr. James L. Wareham, the President of the Company) and (ii) the four most highly compensated executive officers of the Company other than the CEO whose salary and bonus exceeded $100,000 with respect to the fiscal year ended December 31, 1994 and who were employed by the Company on December 31, 1994 (together with the CEO, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


      Name and Principal
           Position                    Annual Compensation                        Long Term Compensation
      ------------------               -------------------                        ----------------------
                                                               Other Annual      Securities          All other
      Name and Principal              Salary        Bonus      Compensation      Underlying        Compensation
           Position          Year      ($)          ($)(1)          ($)          Options (#)           ($)(2)
          -----------        ----     ------       -------     ------------      -----------       ------------

James L. Wareham,            1994     400,000       140,000            -           80,000             44,877(3)
President                    1993     366,667       125,000            -           22,921             37,644(3)
                             1992     300,000            --            -           25,000              9,007

Frederick G. Chbosky,        1994     140,000        37,622            -                -              7,560
Chief Financial Officer      1993     140,000        26,334            -           13,753              6,384
                             1992     140,000             -            -           15,000              6,216

James D. Hesse,              1994     147,250        43,476            -                -             17,737
Vice President               1993     117,000        19,917            -           13,753             12,845
                             1992     117,000             -            -           15,000              9,896

DeWayne W. Tuthill,          1994     133,808        40,768            -                -              7,770
Vice President               1993     120,700        19,866            -           13,753              6,681
                             1992     115,908             -            -           15,000              6,103

Howard Mileaf,               1994     120,000        40,000            -           10,000              5,616
Vice President               1993     136,125(4)     20,000            -           15,000                900
                             1992           -             -            -                -            103,500(5)


----------------------------
(1) Includes bonuses in April 1994, for services rendered in 1993, and February 1995, for services rendered in 1994, pursuant to the WPSC Management Incentive Program ("WPSC Management Incentive Program") covering officers and salaried employees of WPSC. Messrs. Wareham and Mileaf are not eligible to participate in the WPSC Management
         Incentive Program. Mr. Wareham's employment agreement provides for an annual bonus to be awarded in the sole discretion of the Company. Messrs. Wareham and Mileaf were each granted bonuses in April 1994, for services rendered in 1993, and bonuses in March 1995, for services rendered in 1994. All bonus amounts have been attributed to the year in which the services were performed.
(2) Amounts shown reflect employer contributions to WPSC Salaried Employees Pension Plan, unless otherwise noted.
(3) Includes insurance premiums paid by the Company in 1994 and 1993 of $40,000 and $26,667, respectively.
(4) Includes payments totalling $56,125 for consulting services to the Company performed prior to the commencement of Mr. Mileaf's full time employment with the Company.
(5) Reflects payment relating to Mr Mileaf's position as Special Counsel to the Company.

        Option Grants Table. The following table sets forth certain information regarding stock option grants made to each of the Named Executive Officers during the fiscal year ended December 31, 1994.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                                                              Potential Realizable
                                                                                                Value at Assumed
                                                                                              Annual Rates of Stock
                                                                                              Price Appreciation for
                                                   Individual Grants                               Option Term
                              -----------------------------------------------------------   -------------------------

                               Number of
                              Securities        % of Total
                              Underlying          Options
                                Options         Granted to      Exercise
                                Granted        Employees in       Price       Expiration
Name                             (#)           Fiscal Year       ($/Sh)          Date         5%($)        10%($)
----                             -----         ------------      --------       -------       -----        ------

James L. Wareham                80,000            15.2           14.625         4-4-04       735,808    1,864,679

James D. Hesse                       0             0.0            0.000          --                0            0

Frederick G. Chbosky                 0             0.0            0.000          --                0            0

DeWayne W. Tuthill                   0             0.0            0.000          --                0            0

Howard Mileaf                   10,000             1.9           14.625        4-03-04        91,978      233,085


-------------------
        All options granted above were granted pursuant to the 1991 Incentive and Non-Qualified Stock Option Plan (the "1991 Plan") and vest ratably over a three-year period. The options which expire on April 4, 2004 were granted on April 5, 1994 and the options which expire on April 3, 2004 were granted on April 4, 1994.

        Option Exercises and Year-End Option Values Table. The following table sets forth certain information as to each of the Named Executive Officers concerning exercises of options during the last fiscal year and unexercised stock options held as of December 31, 1994.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES



                                                                           Number of
                                                                          Securities
                                                                          Underlying                       Value of
                                                                          Unexercised                   Unexercised In-
                                                                        Options at 1994                the-Money Options
                                Shares                                   Fiscal Year-                   at 1994 Fiscal
                               Acquired            Value                    End(#)                      Year-End($)(1)
                                  on              Realized               Exercisable/                    Exercisable/
Name                         Exercise(#)            ($)                  Unexercisable                   Unexercisable
----                       -------------      -------------      --------------------------      ---------------------------

James L. Wareham                0                  0                  24,307/103,614                   134,382/118,763

James D. Hesse                  5,000             69,375                4,584/14,169                    20,628/71,261

Frederick G. Chbosky           10,000            128,750                4,584/14,169                    20,628/71,261

DeWayne W. Tuthill              5,000             55,188                9,584/14,169                    50,628/71,261

Howard Mileaf                   0                  0                    5,000/20,000                    11,875/23,750


------------------
(1) On December 31, 1994, the last reported sales price of WHX Common Stock as reported on the New York Stock Exchange Composite Tape was $13.25.



        LONG-TERM INCENTIVE AND PENSION PLANS. The Company does not have any long-term incentive or defined benefit pension plans.

        DEFERRED COMPENSATION AGREEMENTS. Certain key employees of the Company and its subsidiaries are parties to deferred compensation agreements and/or severance agreements. The deferred compensation agreements generally provide that if the employee remains continuously in the employ of the Company until the fifth anniversary of the approval of the Company's Plan of Reorganization (the "Plan") (which Plan was approved on January 3, 1991), or if the employee's employment is terminated within such period by reason of permanent disability, retirement at age 65 or involuntary termination without good cause, the employee is entitled to receive, over a fifteen-year period commencing at the later of age 65 or termination of employment, an amount equal to twice his base salary for the most recent twelve-month period of his employment prior to January 3, 1996. The estimated annual benefits payable to Messrs. Chbosky, Tuthill and Hesse upon retirement are $18,667, $18,000 and $20,000, respectively. Certain other deferred compensation payments are payable by WPSC in certain circumstances, such as a demotion in job status without good cause, death or as a result of a change of control of the Company. Each of Messrs. Chbosky, Tuthill and Hesse is a party to a deferred compensation agreement described above. Except as described in this paragraph, and in the next paragraph with respect to the employment agreement of Mr. Wareham, no plan or arrangement exists which results in compensation to a Named Executive Officer in excess of $100,000 in any year upon such officer's future termination of employment or upon a change-of-control.

        EMPLOYMENT AGREEMENTS. Mr. James L. Wareham is employed as President of the Company and Chairman of the Board and Chief Executive Officer of WPSC under a two-year agreement expiring April 29, 1995, which shall be automatically extended for successive two-year periods, unless earlier terminated. The agreement provides for an annual salary to Mr. Wareham of $400,000 per year and an annual bonus awarded in the sole discretion of the Company. In April 1994, Mr. Wareham was granted a cash bonus of $125,000 and options to purchase 80,000 shares of Common Stock at the then prevailing market price pursuant to the 1991 Plan for services rendered in 1993. In March 1995, Mr. Wareham was granted a cash bonus of $140,000 for services rendered in 1994. The Company considered several factors in determining whether to pay a bonus to Mr. Wareham including the performance of Mr. Wareham and the resulting benefits to the Company and the overall performance of the Company as measured by the guidelines discussed herein used to determine the bonuses of other senior executives of the Company. In addition, the employment agreement provides for Mr. Wareham to receive the cash surrender value of life insurance contracts purchased by the Company upon termination of his employment. The annual premium paid by the Company on the life insurance contracts is $40,000. In the event Mr. Wareham's employment is terminated without cause or Mr. Wareham voluntarily terminates his employment due to a material change in the nature and scope of his authorities and duties after a change in control of the Company occurs, he is entitled to receive a payment of $800,000, and other specified benefits for a period of one year from the date of termination. Specified benefits under Mr. Wareham's employment agreement may be forfeited under certain circumstances.

        COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION. Messrs. Davidow, Goldsmith and Olshan each served as a member of the Compensation Committee of the Board of Directors during the fiscal year ended December 31, 1994. Mr. Olshan is a member of Olshan Grundman Frome & Rosenzweig LLP, which has been retained as outside general counsel to the Company since January 1991. Fees received from the Company by such firm during the fiscal year ended December 31, 1994 of $981,077 did not exceed 5% of the Company's revenues.

        MANAGEMENT AGREEMENT WITH WPN. Pursuant to the Management Agreement, approved by a majority of the disinterested directors of the Company, WPN provides financial, management advisory and consulting services to the Company, subject to the supervision and control of the disinterested directors. Such services include, among others, identification, evaluation and negotiation of acquisitions, responsibility for financing matters, review of annual and quarterly budgets, supervision and administration, as appropriate, of all of the Company's accounting and financial functions and review and supervision of the Company's reporting obligations under Federal and state securities laws. In exchange for such services, from June 1992 to March 1994 WPN received a fixed monthly fee of $250,000. On April 1, 1994, the Management Agreement was amended to provide for a monthly fee of $458,333.33. The Company provides indemnification for WPN's employees, officers and directors against any liability, obligation or loss resulting from their actions pursuant to the Management Agreement. The Management Agreement has a one year term and is renewable automatically for successive one year periods, unless terminated by either party upon 60 days' notice. On July 29, 1993, WPN was granted options to purchase 600,000 shares of Common Stock. Mr. LaBow is the sole stockholder and an officer and director of WPN. WPN has not derived any other income and has not received reimbursement of any of its expenses (other than health benefits and standard directors' fees) from the Company in connection with the performance of services described above. The Company believes that the cost of obtaining the type and quality of services rendered by WPN under the Management Agreement is no less favorable than the cost at which the Company could obtain such services from unaffiliated entities.

1994 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

        The Compensation Committee determines the cash and other incentive compensation, if any, to be paid to the Company's executive officers and key employees. The Compensation Committee is also responsible for the administration and award of stock options under the 1991 Plan. Messrs. Davidow, Goldsmith and Olshan, non-employee directors of the Company, serve as members of the Compensation Committee and are "disinterested directors" (within the meaning of Rule 16b-3 under the Exchange Act). Mr. Davidow serves as Chairman of the Committee. During Fiscal 1994, there were four meetings of the Compensation Committee, with all committee members attending all meetings.

COMPENSATION PHILOSOPHY

        The Compensation Committee's executive compensation philosophy is to base management's pay, in part, on achievement of the Company's annual and long-term performance goals, to provide competitive levels of compensation, to recognize individual initiative, achievement and length of service to the Company, and to assist the Company in attracting and retaining qualified management. The Compensation Committee also believes that the potential for equity ownership by management is beneficial in aligning managements' and stockholders' interests in the enhancement of stockholder value. The Company has not established a policy with regard to Section 162(m) of the Internal Revenue Code of 1986, as amended, since the Company has not and does not currently anticipate paying compensation in excess of $1 million per annum to any employee.

SALARIES

        Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at other integrated steel producers. Annual salary adjustments are determined by evaluating the competitive marketplace; the performance of the Company which includes in descending level of importance, operating income of the Company and cash management, production efficiency and quality of products; the performance of the executive; the length of the executive's service to the Company and any increased responsibilities assumed by the executive. The Company places itself between the low and medium levels in determining salaries compared to the other domestic integrated steel producers, which companies include the steel companies utilized in the graph under "Common Stock Performance" below.

INCENTIVE COMPENSATION

        In 1994, all of the Company's then executive officers other than the Company's President and one Vice President were participants in the WPSC Management Incentive Program for salaried employees of WPSC (aggregating approximately 950 employees), which was adopted by the Company in 1993. The purpose of the WPSC Management Incentive Program is to reward those employees that demonstrate outstanding performance in the pursuit of pre-defined Company and individual objectives. The total amount available for distribution is based on the Company's consolidated financial performance as determined by a pre-defined formula set each year which is based upon earnings before income taxes, depreciation and amortization ("EBITDA") as a percentage of applicable assets. The performance of each executive officer is then evaluated for the fiscal year based upon predetermined goals to determine the level of incentives to be awarded. The Company believes that this program effectively rewards employees based both on their individual achievements and on the financial success of the Company. Incentives are to be paid no later than 120 days after the end of the fiscal year. In 1994, the incentive target threshold was established by the Company at an EBITDA to operating asset ratio of 10.60%. The aggregate amount available for incentives increases as progressively higher EBITDA ratios are achieved. The ratio achieved in 1994 for purposes of the WPSC Management Incentive Program was 13.99%.

Accordingly, the aggregate amount available to salaried employees of the Company pursuant to the WPSC Management Incentive Program for 1994 was $6,624,000. Messrs. Chbosky, Hesse and Tuthill received $37,622, $43,476 and $40,768, respectively, in February 1995 under the WPSC Management Incentive Program.

        The Company from time to time considers the payment of discretionary bonuses to its executive officers. Bonuses would be determined based, first, upon the level of achievement by the Company of its strategic and operating goals and, second, upon the level of personal achievement by participants. The achievement of goals by the Company includes, in descending order, among other things, the performance of the Company as measured by return on assets and the operating income of the Company, production efficiency and quality of products. The achievement of personal goals includes the actual performance of the unit of the Company for which the executive officer has responsibility as compared to the planned performance thereof, the level of cost savings achieved by such executive officer, other individual contributions, the ability to manage and motivate employees and the achievement of assigned projects. Bonuses are determined annually after the close of each fiscal year. Despite achievement of personal goals, bonuses may not be given based upon the performance of the Company as a whole. No discretionary bonuses were awarded in 1994, except for a bonus of $40,000 to Mr. Mileaf and a bonus of $140,000 to Mr. Wareham, as discussed below, neither of whom are participants in the WPSC Management Incentive Program.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

        As described in the Employment Contracts section above, Mr. Wareham's base salary of $400,000, is determined by contract and is based upon the responsibilities performed by Mr. Wareham as President of the Company and Chairman of the Board and Chief Executive Officer of WPSC, the performance of Mr. Wareham in assisting the Company to position itself to continue operating profitability in 1994 (income before extraordinary charges was $86.4 million in fiscal 1994 compared to income before extraordinary changes of $30.7 million in fiscal 1993), a competitive assessment of survey data of other steel producers as it relates to the Company's performance versus other integrated steel producers, the efforts by Mr. Wareham in assisting the Company in completing several financings for the Company which improved its capital base and financial condition (during 1994 net financing activities provided in excess of $250.0 million of cash availability to the Company and the Company amended and restated its inventory based working capital credit facility), the efforts by Mr. Wareham in consummating several strategic acquisitions and the evaluation of the other factors described in "Salaries" above. Mr. Wareham's compensation is in the low to medium range compared to salaries received by chief executive officers of other integrated steel producers.

        The Compensation Committee shall consider Mr. Wareham for a cash performance bonus in accordance with the following terms: the factors discussed in the above paragraph; the bonuses paid to other senior executives of the Company; the overall performance of the Company and WPSC as measured by guidelines used to determine the bonuses of other senior executives of the Company and WPSC including the operating income of the Company, production efficiency and quality of products; and the transactions effected for the benefit of the Company or WPSC that are outside of the ordinary course of business and directly or indirectly accomplished through the efforts of Mr. Wareham (e.g., business combinations, corporate partnering and other similar transactions). In 1994 Mr. Wareham received a bonus of $140,000.

STOCK OPTION AND OTHER PLANS

         In April 1994, the Compensation Committee awarded stock options for an aggregate of 90,000 shares of Common Stock to Messrs. Wareham and Mileaf. The exercise price for options was $14.625 per share, the fair market values of the Common Stock on the date of grant. In keeping with the philosophy of the Compensation Committee, these options become exercisable one year after grant, vest over a three-year period, and generally can be exercised only if the optionee is employed by the Company at the time of exercise. It is the philosophy of the Compensation Committee that stock options should be awarded only to employees of the

Company to promote long-term interests between such employees and the Company's stockholders through an equity interest in the Company and assist in the retention of such employees. The Compensation Committee also considered the amount and terms of options previously granted to the executive officers of the Company. The Compensation Committee believes the potential for equity ownership by management is beneficial in aligning management's and stockholders' interest in the enhancement of stockholder value. The award of such options to Messrs. Wareham and Mileaf was based on each of their performances in assisting the Company to position itself to continue operating profitability in 1994 (income before extraordinary charges was $86.4 million in fiscal 1994 compared to income before extraordinary charges of $30.7 million in fiscal 1993), the Company's performance versus other integrated steel producers as demonstrated by the continuance of operating profitability of the Company, production quality and efficiency, cost savings achieved by the Company, the evaluation of the job performance of each executive, including their relative level of responsibility and each of their efforts in assisting the Company in completing several financings for the Company which improved the Company's capital base and financial condition. Participation in restricted stock, profit sharing and sales incentive plans is offered, pursuant to their terms, to provide incentive to executive officers to contribute to corporate growth and profitability.

         Compensation Committee: William Goldsmith; Robert A. Davidow; Marvin L. Olshan.

         Common Stock Performance: The following graph compares, for each of the fiscal years indicated, the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock with the cumulative total return of
a) the Standard and Poor's Index, a broad equity market index, and b) an index consisting of the following steel companies: Armco Inc., Bethlehem Corporation, Inland Steel Industries, Inc., LTV Corporation and Weirton Steel Corp.



                               [PERFORMANCE GRAPH]

                     1989       1990     1991       1992      1993        1994

S&P 500 Index       100.00     96.90    126.42    136.05     149.76     151.74
WHX Corp.           100.00     32.58     62.92     51.69     153.93     119.10
Peer Group          100.00     70.66     67.11     74.48     139.16     139.62



        There can be no assurance that the Company's stock performance will continue with the same or similar trends depicted in the graph above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Frederick G. Chbosky, Chief Financial Officer of the Company and a director and Executive Vice President-Finance of WPSC, is a director of Wheeling-Nisshin, Inc. ("Wheeling-Nisshin"). The Company currently holds a 35.7% equity interest in Wheeling-Nisshin.

        Ronald LaBow, Chairman of the Board is the sole stockholder of WPN, which is the sole general partner of RM and DR. See "Security Ownership." The Company is party to a Management Agreement with WPN. See "Management - Management Agreement with WPN."

        Marvin L. Olshan, a Director and Secretary of the Company, is a member of Olshan Grundman Frome & Rosenzweig LLP, which has been retained as outside general counsel to the Company since January 1991. Fees received from the Company by such firm during the fiscal year ended December 31, 1994 of $981,077 did not exceed 5% of the Company's revenues.

                                 PROPOSAL NO. 2

                         INDEPENDENT PUBLIC ACCOUNTANTS

        The accounting firm of Price Waterhouse LLP has been selected as the independent public accountants for the Company for the fiscal year ending December 31, 1995. Although the selection of accountants does not require ratification, the Board of Directors have directed that the appointment of Price Waterhouse LLP be submitted to stockholders for ratification due to the significance of their appointment by the Company. If stockholders do not ratify the appointment of Price Waterhouse LLP, the Board of Directors will consider the appointment of other certified public accountants. A representative of that firm, which served as the Company's independent public accountants for the fiscal year ended December 31, 1994, is expected to be present at the Meeting and, if he so desires, will have the opportunity to make a statement, and in any event will be available to respond to appropriate questions.

        The Board of Directors Recommends a Vote "FOR" Adoption of Proposal No.
2.


                             SOLICITATION STATEMENT

        All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to the use of the mails, solicitations may be made by regular employees of the Company, by telephone, telegraph or personal contact, without additional compensation. Georgeson & Company, Inc. has been retained to assist in the solicitation of proxies for a fee of $7,500, plus expenses. The Company will, upon request, reimburse brokerage houses and persons holding shares of Common Stock in the names of their nominees for their reasonable expenses in sending solicited material to their principals.

                              STOCKHOLDER PROPOSALS

        In order to be considered for inclusion in the proxy materials to be distributed in connection with the next annual meeting of stockholders of the Company, stockholder proposals for such meeting must be submitted to the Company no later than July 19, 1996.

                                  OTHER MATTERS

        So far as now known, there is no business other than that described above to be presented for action by the stockholders at the Meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the Meeting or any adjournment thereof, in accordance with the discretion of the persons named therein.

                                  ANNUAL REPORT

        All stockholders of record as of November 15, 1995 have been sent, or are concurrently herewith being sent, a copy of the Company's Annual Report for the fiscal year ended December 31, 1994. Such report contains certified consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 1994.

                                            By Order of the Company,


                                            MARVIN L. OLSHAN, Secretary


Dated:   New York, New York
         November 17, 1995

        The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (without exhibits) (as filed with the Securities and Exchange Commission) to stockholders of record on the Record Date who make written request therefor to Marvin L. Olshan, Secretary, WHX Corporation, 110 East 59th Street, New York, New York 10022.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                                 WHX CORPORATION

                     Proxy -- Annual Meeting of Stockholders
                                December 15, 1995

        The  undersigned,   a  stockholder  of  WHX  Corporation,   a  Delaware
corporation (the "Company"), does hereby appoint Ronald LaBow and James L. Wareham, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 1995 Annual Meeting of Stockholders of the Company to be held at the Dupont Hotel, 11th & Market Streets, Wilmington, Delaware 19801, on December 15, 1995, at 11:00 A.M., Local Time, or at any adjournment or adjournments thereof.

        The undersigned hereby revokes any proxy or proxies heretofore given and acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated November 17, 1995, and a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREIN GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT THE DIRECTORS AND TO RATIFY THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

         1.       ELECTION OF DIRECTORS:

                  To elect the following directors: Neil D. Arnold, Paul W. Bucha, Robert A. Davidow, William Goldsmith, Ronald LaBow, Marvin L. Olshan, Raymond S. Troubh, James L. Wareham and Lynn Williams to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified.



                                    WITHHELD          ________________________
                  FOR ALL           FROM ALL          ________________________
                  NOMINEES ___      NOMINEES ___      ________________________

                                                      TO WITHHOLD AUTHORITY TO
                                                      VOTE FOR ANY NOMINEE(S),
                                                      PRINT NAME(S) ABOVE:



78148.

         2. To ratify the appointment of Price Waterhouse LLP as the independent public accountants of the Company for the fiscal year ending December 31, 1995.

                  FOR ___________        AGAINST  ________      ABSTAIN ______



         3. DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters which may come before the Meeting.

NOTE: Your signature should appear the same as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed in the United States.


Signature:___________________________                      Date___________

Signature:___________________________                      Date___________


MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW: _____________________________



                                       -2-